Exhibit 99.1

AEP Reports 2006 Fourth-Quarter, Full-Year Earnings

- 2006 fourth-quarter earnings: GAAP $0.46 per share, ongoing $0.38 per share

- 2006 full-year earnings: GAAP $2.54 per share, ongoing $2.77 per share

- Earnings for both periods increased from same periods in 2005

- Revenue from utility rate changes, MEMCO barge operations drive improvement

          COLUMBUS, Ohio, Jan. 30 /PRNewswire-FirstCall/ --

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	4th quarter ended Dec. 31			Year ended Dec. 31

	2005	2006	Variance	2005	2006	Variance

Revenue ($in billions)	2.9	3.0	0.1	12.1	12.6	0.5
Earnings ($in millions):
GAAP	(149)	181	330	814	1,002	188
Ongoing	115	151	36	1,063	1,093	30
EPS ($):
GAAP	(0.38)	0.46	0.84	2.09	2.54	0.45
Ongoing	0.29	0.38	0.09	2.73	2.77	0.04

EPS based on 394mm shares in Q4 2005, 396mm in Q4 2006, 390mm in 12 mo. 2005 and 394mm in 12 mo. 2006

          American Electric Power (NYSE: AEP) today reported 2006 year-end earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $1.002 billion, or $2.54 per share, compared with $814 million, or $2.09 per share, for 2005.

          Ongoing earnings (earnings excluding special items) for 2006 were $1.093 billion, or $2.77 per share, compared with $1.063 billion, or $2.73 per share, for 2005.

          GAAP earnings for fourth-quarter 2006 were $181 million, or $0.46 per share, compared with a loss of $149 million, or a loss of $0.38 per share, for fourth-quarter 2005. Ongoing earnings for fourth-quarter 2006 were $151 million, or $0.38 per share, compared with $115 million, or $0.29 per share, for fourth-quarter 2005.

          GAAP earnings for fourth-quarter 2006 were $30 million greater than ongoing earnings primarily because of a gain on the sale of AEP’s shares of IntercontinentalExchange and favorable tax adjustments related to assets disposed of in prior years. For the 12-month period of 2006, GAAP earnings were $91 million less than ongoing earnings primarily because of an after-tax impairment of approximately $136 million in third-quarter 2006 related to the sale of the Plaquemine Cogeneration Facility in Louisiana to Dow Chemical. A full reconciliation of GAAP earnings to ongoing earnings for the quarter and year to date is included in tables at the end of this news release.

          “From both an earnings and accomplishments standpoint, 2006 was a very good year for AEP,” said Michael G. Morris, chairman, president and chief executive officer of American Electric Power. “Much of what we accomplished in 2006 had an immediate impact on earnings, and we began other longer-term projects that will be important in the future. These accomplishments and the continued strong performance of our utilities led to our decision in October to boost projections for our long-range ongoing earnings growth rate to between 5 percent and 7 percent annually, significantly better than the 3 percent growth we had forecast in the past.

          “We implemented a new rate plan in Ohio in 2006 that had been approved the previous year, and we achieved beneficial rate changes in West Virginia, Virginia and Kentucky that began flowing to our earnings as the year went along,” Morris said. “Our successes in these rate activities give us confidence as we continue to pursue investment in much-needed infrastructure improvements in other jurisdictions.

          “The regulatory activity was just part of our achievements for 2006,” Morris said. “We announced plans for new generation in Oklahoma and Arkansas; continued work on engineering and design for new clean-coal plants in Ohio and West Virginia; announced a proposal to build a 550-mile, 765-kilovolt transmission line from West Virginia to New Jersey to address east-west power flow and congestion issues in the PJM Interconnection; announced a joint venture with MidAmerican Energy Holdings to build much-needed transmission capacity in Texas; and purchased additional gas-fired generating plants to address capacity concerns in the East.

          “All of this positions AEP for continued earnings growth in 2007 and beyond,” Morris said.

EARNINGS GUIDANCE

          AEP reaffirmed its ongoing guidance range for 2007 of between $2.85 and $3.05 per share.  In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q4 05	Q4 06	Var- iance	12 mo. 05	12 mo. 06	Var- iance

Utility Operations	109	127	18	1,091	1,031	(60)
Ongoing EPS	0.27	0.32	0.05	2.80	2.61	(0.19)
Investments	14	19	5	24	64	40
Ongoing EPS	0.04	0.05	0.01	0.06	0.16	0.10
Parent Company	(8)	5	13	(52)	(2)	50
Ongoing EPS	(0.02)	0.01	0.03	(0.13)	0.00	0.13
Ongoing Earnings	115	151	36	1,063	1,093	30
Ongoing EPS	0.29	0.38	0.09	2.73	2.77	0.04

EPS based on 394mm shares in Q4 2005, 396mm in Q4 2006, 390mm in 12 mo. 2005 and 394mm in 12 mo. 2006

          Ongoing earnings from Utility Operations increased by $18 million during the fourth quarter of 2006 compared with the fourth quarter of 2005. Higher gross margin from retail sales, primarily reflecting the implementation of rate changes at AEP’s utilities in Ohio, Virginia, West Virginia and Kentucky, were somewhat offset by milder weather, lower off-system sales, lower transmission revenue and higher expenses than recorded in the same period in 2005.

          For the 12-month period, ongoing earnings from Utility Operations decreased by $60 million when compared to the prior period because of higher operating and other expenses, higher fuel costs, lower transmission revenues and milder weather. The unfavorable factors were mostly offset by the favorable rate changes implemented during the year in Virginia, West Virginia and Kentucky, and a full year of operation under the new rate structure in Ohio.

          Continued strong earnings from AEP’s MEMCO barge operations helped increase earnings from Investments by $5 million for the quarter and $40 million for the year when compared to the same periods last year. MEMCO continues to benefit from a strong freight market and higher rates.

           “MEMCO had another strong quarter, capping an outstanding year,” Morris said. “MEMCO is well positioned to continue its success in a marketplace where demand for barge capacity remains strong and supply remains tight.”

          Parent Company is favorable by $13 million for the quarter and $50 million for the year when compared to the prior periods. The improvement in the quarter is primarily attributed to higher interest income and lower interest expense than in the prior period. The improvement for the year is primarily attributed to lower interest on long-term debt related to the retirement of global notes, costs incurred in the prior year associated with the April 2005 $550 million bond buyback, and higher interest income.

ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS

	Q4 05	Q4 06	Var- iance	12 mo. 05	12 mo. 06	Var- iance

East Regulated Integrated Utilities	524	565	41	2,069	2,111	42
Ohio Companies	486	525	39	1,937	2,110	173
West Regulated Integrated Utilities	158	230	72	895	1,018	123
Texas Wires	111	114	3	462	476	14
Off-System Sales	165	144	(21)	853	835	(18)
Transmission Revenue - 3rd Party	98	52	(46)	411	271	(140)
Other Operating Revenue	104	146	42	479	527	48
Utility Gross Margin	1,646	1,776	130	7,106	7,348	242
Operations & Maintenance	(889)	(886)	3	(3,142)	(3,202)	(60)
Depreciation & Amortization	(322)	(370)	(48)	(1,285)	(1,411)	(126)
Taxes Other Than Income Taxes	(185)	(177)	8	(743)	(735)	8
Interest Expense & Preferred Dividend	(150)	(195)	(45)	(595)	(670)	(75)
Other Income & Deductions	42	73	31	264	246	(18)
Income Taxes	(33)	(94)	(61)	(514)	(545)	(31)
Utility Operations Ongoing Earnings	109	127	18	1,091	1,031	(60)
Ongoing EPS	0.27	0.32	0.05	2.80	2.61	(0.19)

EPS based on 394mm shares in Q4 2005, 396mm in Q4 2006, 390mm in 12 mo. 2005 and 394mm in 12 mo. 2006

          Retail Sales - Results for the fourth quarter and full year were higher than results in the same periods in 2005, primarily because of the implementation of new rates in the Ohio Companies and in AEP’s utilities in Virginia, West Virginia and Kentucky. The new rates in Ohio were implemented at the beginning of 2006 as authorized in the rate stabilization plan approved in 2005 by the Public Utilities Commission of Ohio. The Ohio Companies also benefited from additional sales to customers acquired with the Ohio transmission and distribution assets of Monongahela Power, a subsidiary of Allegheny Energy, at the end of 2005. New power supply contracts with municipal and cooperative customers continued to add to the positive results in both the East and the West. Higher fuel costs and mild weather partially offset the favorable results. Fourth-quarter heating degree-days were 16 percent lower than normal in AEP’s East service territories and 15 percent lower than normal in AEP’s western service territories. When compared to the same periods in 2005, weather decreased 2006 revenues by $29 million for the fourth quarter and $95 million for the year.

          “When you consider the impact of mild weather and higher fuel costs, the fact that our utilities improved on their results from the prior periods illustrates both the strength of our utility operations and the importance of our continued work with regulators regarding appropriate rate treatment,” Morris said.

          Off-System Sales - Gross margins from Off-System Sales for the fourth quarter of 2006 were $21 million lower than those in fourth-quarter 2005, primarily because of a $33 million favorable adjustment in 2005 to a Texas fuel over-recovery regulatory provision that created an unfavorable period-to- period comparative variance. This was partially offset by higher margins in the East in 2006. On a 12-month basis, margins were lower than the prior year by $18 million because of AEP’s May 2005 sale of its interest in the South Texas Project nuclear plant that resulted in reduced off-system sales opportunities, the favorable adjustment in 2005 to a Texas regulatory provision and lower margins from trading activities. These unfavorable results were mostly offset by higher margins in the East.

          Transmission Revenues - Transmission Revenues decreased $46 million for the quarter and $140 million for the year from the same periods in 2005 as a result of the cessation of the Seams Elimination Charge Adjustment, or SECA, rates that contributed to earnings last year but ended on April 1, 2006, in various AEP jurisdictions in the East. The SECA rates were put into place in December 2004 by the Federal Energy Regulatory Commission to offset the loss of through-and-out rates brought by a change in the FERC’s authorized tariffs.

           Other Operating Revenue - Improvements in Other Operating Revenues for both the quarter and 12-month periods in 2006 are primarily because of higher securitization revenues at AEP’s Texas Central Company. In addition, gains on the sale of emissions allowances were higher in the 12-month period of 2006 when compared to 2005.

          Operations & Maintenance Expense - Operations & Maintenance expenses were relatively flat for the fourth quarter when compared to the same period in 2005 but were $60 million higher for the year when compared to 2005. The variance is because of increased plant operating and maintenance expenses, higher expenses at the Dow Plaquemine Facility prior to the sale, and increased forestry and service reliability expenses in the current period, as well as favorable insurance adjustments included in the prior period. The unfavorable items were somewhat offset by lower expenses for storm restoration in 2006.

          “We intentionally increased the spend for maintenance activities that enhance reliability,” Morris said. “Our earnings were up so we decided to put more money than budgeted back into our system, a move that will help reduce costs moving forward.”

          Depreciation & Amortization - The increase in Depreciation & Amortization expense in the quarter and year, when compared to the same periods in 2005, is primarily attributed to increased amortization at the Ohio Companies and AEP Texas Central, and an increase in depreciable plant.

          Interest Expense & Preferred Dividends - The increase in Interest Expense in the quarter and year is primarily because of increased long-term debt and higher interest rates.

          Other Income & Deductions - The increase in Other Income & Deductions for the fourth quarter, when compared to the same period in 2005, is primarily attributed to the reinstatement of environmental and reliability deferred carrying costs for Appalachian Power in Virginia, which were previously written off.  On a 12-month basis, the decrease from the prior year is because of the decrease in carrying cost income at the Ohio Companies.

          Income taxes - Income taxes for fourth-quarter 2006 were higher than in the same period last year because of increased taxable income and increased federal tax reserve adjustments. For the 12-month period, income taxes were higher than in the prior period primarily because of state and federal tax adjustments.

WEBCAST

          American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 9 a.m. EST today at http://www.aep.com/go/webcasts. The webcast will include audio of the conference call as well as visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/go/webcasts.

          The call will be archived on http://www.aep.com/go/webcasts for use by those unable to listen during the live webcast.

          Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

          American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 36,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.

          AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.

          This report made by AEP and certain of its subsidiaries contains forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Although AEP and each of its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to build or acquire generating capacity when needed at acceptable prices and terms and to recover those costs through applicable rate cases or competitive rates; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance); resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp. and related matters); AEP’s ability to constrain its operation and maintenance costs; the economic climate and growth in AEP’s service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas, and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP’s ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, and other energy-related commodities; changes in utility regulation, including implementation of EPACT and membership in and integration into regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP’s pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation, and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 4th Quarter 2006 Actual vs 4th Quarter 2005 Actual

		2005 Actual		2006 Actual

		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	524		565
2	Ohio Companies	486		525
3	West Regulated Integrated Utilities	158		230
4	Texas Wires	111		114
5	Off-System Sales	165		144
6	Transmission Revenue - 3rd Party	98		52
7	Other Operating Revenue	104		146
8	Utility Gross Margin	1,646		1,776
9	Operations & Maintenance	(889)		(886)
10	Depreciation & Amortization	(322)		(370)
11	Taxes Other than Income Taxes	(185)		(177)
12	Interest Exp & Preferred Dividend	(150)		(195)
13	Other Income & Deductions	42		73
14	Income Taxes	(33)		(94)
15	Utility Operations On-Going Earnings	109	0.27	127	0.32
	INVESTMENTS:
16	AEPES	(1)		(4)
17	Other	15		23
18	Investments On-Going Earnings	14	0.04	19	0.05
19	Parent Company On-Going Earnings	(8)	(0.02)	5	0.01
20	ON-GOING EARNINGS	115	0.29	151	0.38

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

Financial Results for the 4th Quarter 2006
Reconciliation of On-going to Reported Earnings

	2006

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	127	19	5	151	$0.38
Dispositions:
Gain on Sale of UK Operations	—	(1)	—	(1)	$—
Gain on Sale of ICE Shares	—	15	—	15	$0.04
Gain on Sale of Seeboard	—	5	—	5	$0.01
Gain on Sale of Pacific Hydro	—	7	—	7	$0.02
Adjustments to Prior Dispositions	—	4	—	4	$0.01
Total Special Items	—	30	—	30	$0.08
Reported Earnings	127	49	5	181	$0.46

Financial Results for the 4th Quarter 2005
Reconciliation of On-going to Reported Earnings

	2005

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	109	14	(8)	115	$0.29
Dispositions:
Gain on Sale of UK Operations	—	1	—	1	$—
SEEBOARD True-up	—	(5)	—	(5)	$(0.01)
Gain on Sale of ICE Shares	—	30	—	30	$0.08
Gain on Sale of Bajio	—	10	—	10	$0.03
Adjustments to Prior Dispositions	—	(19)	—	(19)	$(0.05)
Other	—	2	—	2	$—
Other:
Texas Regulatory True-up	(262)	—	—	(262)	$(0.67)
Severance	(4)	—	—	(4)	$(0.01)
Asset Retirement Obligations	(17)	—	—	(17)	$(0.04)
Total Special Items	(283)	19	—	(264)	$(0.67)
Reported Earnings	(174)	33	(8)	(149)	$(0.38)

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	3 Months Ended December 31,

	2005	2006	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential	11,388	11,212	-1.5%
Commercial	9,401	9,430	0.3%
Industrial	13,584	13,509	-0.6%
Miscellaneous	626	635	1.4%
Total Domestic Retail (Exclds AEP C&I, ME SWEPCo, & Tx POLR) (a)	34,999	34,786	-0.6%
AEP C&I, Mutual Energy SWEPCo, & Tx POLR	111	113	1.8%
Total Domestic Retail	35,110	34,899	-0.6%
Wholesale - Domestic Electric (in millions of kWh): (b)	10,269	9,433	-8.1%
Texas Wires Delivery (in millions of kWh):	6,177	6,043	-2.2%
EAST REGION WEATHER SUMMARY (in degree days):
Actual - Heating (c)	1,190	904	-24.0%
- Cooling (d)	31	9	-71.0%
Normal - Heating (c)		1,079	-16.2%*
- Cooling (d)		15	-40.0%*
PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual - Heating (c)	582	509	-12.5%
- Cooling (d)	161	105	-34.8%
Normal - Heating (c)		598	-14.9%*
- Cooling (d)		96	9.4%*

*	2006 Actual vs. Normal

(a)	The energy summary represents load supplied by AEP. The AEP C&I load has been segregated to clarify the year-to-year comparison. Delivery of energy by Texas Wires supplied by others is not included.

(b)	Includes Off-System Sales, Texas Supply, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c)	Heating Degree Days temperature base is 55 degrees

(d)	Cooling Degree Days temperature base is 65 degrees

American Electric Power
Financial Results for YTD December 2006 Actual vs YTD December 2005 Actual

		2005 Actual		2006 Actual

		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	2,069		2,111
2	Ohio Companies	1,937		2,110
3	West Regulated Integrated Utilities	895		1,018
4	Texas Wires	462		476
5	Off-System Sales	853		835
6	Transmission Revenue - 3rd Party	411		271
7	Other Operating Revenue	479		527
8	Utility Gross Margin	7,106		7,348
9	Operations & Maintenance	(3,142)		(3,202)
10	Depreciation & Amortization	(1,285)		(1,411)
11	Taxes Other than Income Taxes	(743)		(735)
12	Interest Exp & Preferred Dividend	(595)		(670)
13	Other Income & Deductions	264		246
14	Income Taxes	(514)		(545)
15	Utility Operations On-Going Earnings	1,091	2.80	1,031	2.61
	INVESTMENTS:
16	AEPES	5		(6)
17	Other	19		70
18	Investments On-Going Earnings	24	0.06	64	0.16
19	Parent Company On-Going Earnings	(52)	(0.13)	(2)	—
20	ON-GOING EARNINGS	1,063	2.73	1,093	2.77

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

Financial Results for Full Year 2006
Reconciliation of On-going to Reported Earnings

	2006

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	1,031	64	(2)	1,093	$2.77
Dispositions:
Gain on Sale of UK Operations	—	5	—	5	$0.01
Gain on Sale of ICE Shares	—	24	—	24	$0.06
Impairment of Plaquemine Plant	—	(136)	—	(136)	$(0.34)
Gain on Sale of Seeboard	—	5	—	5	$0.01
Gain on Sale of Pacific Hydro	—	7	—	7	$0.02
Adjustments to Prior Dispositions	—	4	—	4	$0.01
Total Special Items	—	(91)	—	(91)	$(0.23)
Reported Earnings	1,031	(27)	(2)	1,002	$2.54

Financial Results for Full Year 2005
Reconciliation of On-going to Reported Earnings

	2005

	Utility	Invest.	Parent	Total	EPS

	($ millions)
On-going Earnings	1,091	24	(52)	1,063	$2.73
Dispositions:
Gain on Sale of UK Operations	—	(2)	—	(2)	$(0.01)
SEEBOARD true-up	—	24	—	24	$0.06
Gain on Sale of Customers to Centrica	28	—	—	28	$0.07
Gain on Sale of ICE Shares	—	30	—	30	$0.08
Gain on Sale of Bajio	—	5	—	5	$0.01
Gain on Sale of Pacific Hydro	—	32	—	32	$0.08
Adjustments to Prior Dispositions	—	(26)	—	(26)	$(0.07)
Other	—	2	—	2	$0.02
Other:
Texas Regulatory True-up	(279)	—	—	(279)	$(0.72)
Conesville Impairment	(26)	—	—	(26)	$(0.07)
Severance	(19)	—	(1)	(20)	$(0.05)
Asset Retirement Obligations	(17)	—	—	(17)	$(0.04)
Total Special Items	(313)	65	(1)	(249)	$(0.64)
Reported Earnings	778	89	(53)	814	$2.09

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	12 Months Ended December 31,

	2005	2006	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential	48,720	47,222	-3.1%
Commercial	38,605	38,579	-0.1%
Industrial	53,217	53,914	1.3%
Miscellaneous	2,594	2,525	-2.7%
Total Domestic Retail (Exclds AEP C&I, ME SWEPCo, & Tx POLR) (a)	143,136	142,240	-0.6%
AEP C&I, Mutual Energy SWEPCo, & Tx POLR	614	424	-30.9%
Total Domestic Retail	143,750	142,664	-0.8%
Wholesale - Domestic Electric (in millions of kWh): (b)	47,785	44,564	-6.7%
Texas Wires Delivery (in millions of kWh):	26,525	26,382	-0.5%
EAST REGION WEATHER SUMMARY (in degree days):
Actual - Heating (c)	3,130	2,477	-20.9%
- Cooling (d)	1,153	923	-19.9%
Normal - Heating (c)		3,078	-19.5	% *
- Cooling (d)		985	-6.3	% *
PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual - Heating (c)	1,377	1,172	-14.9%
- Cooling (d)	2,386	2,430	1.8%
Normal - Heating (c)		1,605	-27.0	% *
- Cooling (d)		2,175	11.7	% *

*	2006 Actual vs. Normal

(a)	The energy summary represents load supplied by AEP. The AEP C&I load has been segregated to clarify the year-to-year comparison. Delivery of energy by Texas Wires supplied by others is not included.

(b)	Includes Off-System Sales, Texas Supply, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c)	Heating Degree Days temperature base is 55 degrees

(d)	Cooling Degree Days temperature base is 65 degrees

SOURCE  American Electric Power
          -0-                                                  01/30/2007
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